Exhibit 10.24

2016 AMENDMENT
EXECUTIVE SALARY CONTINUATION AGREEMENT
FOR
CARY S. DAVIS

THIS AMENDMENT, made and entered into this 14th day of December, 2016, by and between Origin Bank (formerly Community Trust Bank), a bank organized and existing under the laws of the State of Louisiana (hereinafter referred to as the “Bank”), and Cary S. Davis, an Executive of the Bank (hereinafter referred to as the “Executive”), shall effectively amend Executive Salary Continuation Agreement dated December 15, 2008, (hereinafter referred to as the “Agreement”), as specifically set forth herein. Pursuant to Subparagraph XI(C), Amendment or Revocation, of the Agreement, the Bank and the Executive hereby adopt the following amendment:
Paragraph IV, “Retirement Benefit,” shall be deleted in its entirety and replaced with the following Paragraph IV:
IV.    RETIREMENT BENEFIT
Upon attainment of the Normal Retirement Age, the Executive is eligible for an annual benefit equal to Fifty-Nine Thousand One Hundred Seventy-seven and 00/100ths Dollars ($59,177.00).  If the Executive continues employment with the Bank past Normal Retirement Age, the benefit shall be increased annually by an amount equal to eight percent (8%) as a cost of living adjustment.  Said benefit is payable following the Executive’s attainment of his Retirement Date. For each year that the Executive or the Executive’s Beneficiary shall receive a benefit, said benefit amount shall be increased by one and one-half percent (1.5%) from the previous year’s benefit amount.  Said benefit shall be paid in equal annual installments until the death of the Executive with a fifteen (15) year distribution period certain. If less than fifteen (15) annual payments have been made under this Paragraph IV upon the death of the Executive, the Bank shall continue making the monthly payments to the individual or individuals the Executive may have designated in writing and filed with the Bank until a total of fifteen (15) annual payments have been made under this Paragraph IV. In the absence of any effective Beneficiary designation, any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payment shall be made the first day of the month following Separation from Service.
This Amendment shall be effective the 1st day of January 2017. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

	Origin Bank	Cary S. Davis

By:	/s/ Linda W. Tuten	/s/ Cary S. Davis
(Bank Officer other than Executive)

Title:	EVP / CP&DO